CONFIDENTIAL TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT
Steve R. Smith and JBT Corporation
This Confidential Transition, Separation and General Release Agreement (“Agreement”) is entered into between Steve R. Smith (“Mr. Smith”) and JBT Corporation (“the Company”).

I. TRANSITION AND SEPARATION FROM EMPLOYMENT

Mr. Smith is currently an Executive Vice President for the Company and the President of JBT FoodTech. Mr. Smith and the Company agree that Mr. Smith’s employment relationship with the Company will transition under the terms set forth below, and end as of April 6, 2018 (hereinafter “Separation Date”):

The parties agree that Mr. Smith will remain employed by the Company with the same salary (hereinafter “Current Base Pay”) through the Separation Date. Up to and including the Separation Date, Mr. Smith agrees to remain actively employed on a full time basis, cooperate fully with Company management, accept any reasonable title changes, perform any and all duties assigned to him, provide any requested support and participate in a positive manner in the transition of duties to his successors, maintain a high level of performance and otherwise take all steps necessary to ensure a prompt and complete transition of his duties. Without limitation of the foregoing, Mr. Smith acknowledges and agrees that his title will be initially changed to Executive Vice President, President-Global Protein, and he will have responsibility for managing JBT’s Global Protein businesses.

The Company and Mr. Smith will prepare mutually agreeable statement(s) to be used to announce Mr. Smith’s transition and separation from the Company, at time(s) to be agreed upon by the parties, subject to any requirements under securities disclosure regulations.

II. BENEFITS/CONSIDERATION

In exchange for the consideration provided under this Agreement, including Mr. Smith’s work on behalf of the Company through the Separation Date, the Company has agreed, in the event of Mr. Smith’s execution and non-revocation of this Agreement, and subject to all provisions of this Agreement, to the following severance package:
(a)     The Company will allow Mr. Smith to continue to be employed, as described in Section I above, through the Separation Date;
(b)     The parties agree that Mr. Smith’s employment under this Agreement has been structured to not negatively impact his ability to realize the vesting of his stock awards under the JBT Incentive Compensation and Stock Plan due to vest on November 21, 2017 and April 1, 2018. Mr. Smith recognizes that the stock grants described above are otherwise subject to the requirements of the JBT Incentive Compensation and Stock Plan, and any other legal requirements.
(c)     The Company will provide Mr. Smith with an annual incentive under the JBT Incentive Compensation and Stock Plan for 2017, with actual payment dependent on JBT performance according to the terms in the plan and approved by the Board of Directors’ Compensation Committee in February of 2018, to be paid at the time that other employees payments of these bonuses are made;
(d)    The Company will provide Mr. Smith with a lump sum payment of $26,277, constituting fifteen (15) times the Company's portion of Mr. Smith’s current monthly premium for medical and dental coverage, under the terms set forth in paragraph 4.1(c) of the John Bean Technologies Corporation Executive Severance Plan,

effective, as Amended and Restated, January 1, 2013 (hereinafter “JBT Executive Severance Plan”), to be paid within fourteen (14) calendar days following the Separation Date;
(e)    The Company will provide Mr. Smith with a lump sum payment of his earned and accrued but unused 2018 vacation, under the terms set forth in paragraph 4.1(d) of the JBT Executive Severance Plan, to be paid within fourteen (14) calendar days following the Separation Date;
(f)    The Company will provide Mr. Smith with outplacement assistance under the terms set forth in paragraph 4.1(e) of the JBT Executive Severance Plan;
(g)    The Company will provide Mr. Smith with a lump sum payment of the remaining amounts due to him in 2018 for financial planning/tax preparation assistance under the terms set forth in paragraph 4.1(f) of the JBT Executive Severance Plan, to be paid within fourteen (14) calendar days following the Separation Date.
All payments and benefits described above are contingent upon Mr. Smith’s execution and non-revocation of the Supplemental Release, which Mr. Smith shall sign on the Separation Date. If Mr. Smith fails to execute, or revokes the Supplemental Release, then he will not be entitled to those payments and benefits.
The parties further agree that this Agreement will not negatively impact Mr. Smith’s: (i) entitlement to benefits accrued under the Company’s Non-Qualified Savings and Investment Plan and the Company’s Salaried Employees’ Equivalent Retirement Plan (non-qualified pension); or (ii) any of Mr. Smith’s other vested retirement benefits under the JBT Pension Plan or 401k Plan.

Except as specifically stated herein, Mr. Smith understands that all of his entitlement to compensation and Company-provided benefits will cease on the Separation Date under this Agreement. Mr. Smith further understands and agrees that he is not entitled to any additional separation or severance pay or benefits not listed above in this Section II. Without limiting the foregoing, Mr. Smith also understands and agrees that he is not entitled to any severance pay or benefits under the JBT Executive Severance Plan other than those benefits specifically listed as a benefit due to him in this Section II and, as such, Mr. Smith specifically releases and discharges the Company from any obligations arising out of the JBT Executive Severance Plan which are not specifically listed as a benefit due to him in this Section II. Finally, Mr. Smith understands and agrees that the Company is entitled to withhold from any amounts payable under this Agreement all taxes as may be legally required (including, without limitation, any federal taxes and any other state, city, or local taxes).

III. RELEASE AND WAIVER

In consideration for the benefits and consideration described above, Mr. Smith releases, waives, and forever discharges the Company, its subsidiaries and affiliates and all of their respective agents, employees, officers, directors, shareholders, successors, and assigns (“Released Parties”) from any and all actions, demands, obligations, agreements, or proceedings of any kind, whether known or unknown, at this time, arising out of, or connected with, Mr. Smith’s employment with the Company, his separation from the Company, and/or end of his employment, including, but not limited to all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act or any other federal, state, or local law, statute, or ordinance affecting his employment with or separation from the Company. Mr. Smith’s release of claims includes any and all claims of discrimination, retaliation and any other type.
Nothing in this Agreement is intended to prevent Mr. Smith from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release Mr. Smith waives the right to individual relief based on claims asserted in such a charge or complaint, except for any instances where such a waiver is prohibited.
The Company and Mr. Smith both understand that this Agreement does not release any rights or claims of Mr. Smith against any of the Released Parties (i) that arise after the date this Agreement is signed by Mr. Smith, until and unless the Supplemental Release is executed, and thereafter, with respect to those that arise after the date the Supplemental Release is executed by Mr. Smith, (ii) that cannot be released as a matter of law, or (iii) to enforce the terms of this Agreement.
The Company, on behalf of itself, its subsidiaries and affiliates, and all of their respective agents, employees, officers, directors, shareholders, successors, and assigns, hereby releases, waives, and forever discharges Mr. Smith from any and all actions, demands, obligations, agreements, or proceedings of any kind, whether known or unknown, at this time, arising out of or connected with, Mr. Smith’s employment with the Company.

IV. VOLUNTARY AGREEMENT; ADVICE OF COUNSEL; 21-DAY PERIOD

Mr. Smith acknowledges that:

(a)	He has read this Agreement, and understands its legal and binding effect. He is acting voluntarily and of his own free will in executing this Agreement.

(b)	The consideration for this Agreement, described above, is in addition to anything of value to which he already is entitled.

(c)	He has had the opportunity to seek, and he was advised in writing to seek, legal counsel prior to signing this Agreement.

(d)	He has been given at least twenty one (21) days to consider the terms of this Agreement before signing it.

(e)	He agrees with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period.

(f)
He has (i) received all compensation due him as a result of services performed for the Company up through his execution of this Agreement; (ii) reported to the Company any and all work-related injuries incurred by him during his employment by the Company; and (iii) provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity.

V. REVOCATION

If Mr. Smith signs this Agreement, it is because he freely chose to do so after considering its terms. Additionally, Mr. Smith shall have seven (7) days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation to the Company’s Executive Vice President, Human Resources at the Company’s headquarters location in Chicago, Illinois. The parties understand and agree that the release and waiver set forth above, as well as all other provisions of this Agreement, will not be effective until after this seven-day period has expired. If the revocation day expires on a weekend or holiday, Mr. Smith will have until the end of the next business day to revoke.

VI. BINDING AGREEMENT

Mr. Smith understands that following the seven-day revocation period, this Agreement will be final and binding. Mr. Smith promises that he will not pursue any claim that he has waived and/or released by the Agreement. If Mr. Smith breaks that promise, he agrees to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims, except this provision does not apply to claims that he may have under the OWBPA and the ADEA.

VII. CONFIDENTIALITY; COMPANY PROPERTY; NON-COMPETITION/SOLICITATION; COOPERATION AND NON-DISPARAGEMENT

Mr. Smith recognizes and acknowledges that the liquid foods and protein industries is a unique and competitive industry where confidential information and trade secrets are of the utmost importance. Mr. Smith recognizes and during the remainder of his employment and following the Separation Date, he will not disclose, in any manner, or use for or on behalf of anyone except the Company, or authorize anyone else to disclose or use, Confidential Information or Trade Secrets of the Company or its subsidiaries. For purposes of this Agreement, “Confidential Information” shall mean any information, in any form, of or regarding the Company or its subsidiaries which the Company or its subsidiaries compiled or collected at significant expense and effort, and includes all information that Company or its subsidiaries desires to protect and keep confidential or that Company or any of its subsidiaries is obligated to third parties to keep confidential, including but not limited to "Trade Secrets" to the full extent of the definition of that term under Illinois law. Examples of Confidential Information are customer contacts and lists, current and future projects, pricing structure, IP/patents/trademarks, not publicly known product features, attributes and details of products, product roadmap and future innovation plans, M&A pipeline, M&A approach and process, financial models, financial thresholds, M&A strategy, future programs with customers, lists of potential acquisition targets, customer contracts, JBT strategic information, current and planned engineering technology, and key suppliers and partner lists. Mr. Smith acknowledges and agrees that the Confidential Information identified above constitute trade secrets of the Company and/or its subsidiaries, and that the unauthorized use or disclose of this Confidential Information by Mr. Smith would cause significant and immeasurable damage to the Company and its subsidiaries. Mr. Smith’s obligations not to use or disclose Confidential Information shall continue indefinitely until the information is no longer considered a Trade Secret under Illinois law, or until the Confidential Information in question has been made generally available to the public either by the Company or by a third party with the Company's consent.
Mr. Smith agrees to coordinate with the Company’s Executive Vice President, Human Resources regarding the timing of his return of all Confidential Information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which were or are the property of the Company.
Mr. Smith agrees to maintain the confidentiality of this Agreement and will not disclose in any fashion the amount of the benefits he receives under this Agreement, and/or the substance or content of discussions involved in this Agreement, to any person other than his spouse, attorneys, accountants, and tax advisors as required by appropriate taxing authorities, or otherwise as required by law that is not otherwise disclosed by the Company pursuant to its disclosure obligations under securities regulations.

Mr. Smith agrees that during the remainder of his employment, and for a period of twenty four (24) months immediately following the Separation Date, he will not: (i) become an owner, director, partner or investor in, or accept or engage in employment or engage as an independent contractor with, any person or entity that competes with the Company or any of its subsidiaries for products or service which the Company or any of its subsidiaries provides, anywhere that the Company does business, which Mr. Smith and the Company agree is the entirety of the continental United States as well as other countries where Mr. Smith has knowledge of the Company doing business; (ii) become an owner, director, partner or investor in, or accept any position, whether as an employee or an independent contractor, with a fund, family wealth office, private equity firm or other venture that competes for deals in the protein or liquid foods industries; (iii) taking any actions, either as an employee, independent contractor, or otherwise, to induce or incite any partner or supplier of the Company of any its subsidiaries to cease, curtail or diminish the amount of business that the partner or supplier conducts with the Company or its subsidiaries, or otherwise interfere in the relationship between these suppliers and partners, on the one hand, and the Company and its subsidiaries, on the other hand; (iv) solicit any customers of the Company or any of its subsidiaries with whom he had or made contact during the last three (3) years of his employment with the Company, or about whom he gained confidential information during the last three (3) years of his employment with the Company, for the purposes of selling or providing any products or services that are competitive with those provided by the Company at the time of Mr. Smith’s termination or in which the Company, to Mr. Smith’s knowledge, becomes involved during the restricted period; (v) solicit or induce any employees of the Company or any of its subsidiaries with whom he had contact in his employment with the Company to terminate their employment with the Company, or (vi) hire or cause to be hired, by any person or entity who is engaged in a business competitive with the Company or its subsidiaries, any employees of the Company or any of its subsidiaries with whom he had contact in his employment with the Company.

Notwithstanding Mr. Smith’s general obligations in the immediately preceding paragraph, if Mr. Smith desires to accept employment or engagement with a general diversified industrial manufacturing company, but contends that the segment in which he is employed or engaged is not in competition with the Company, then Mr. Smith may contact the Company to discuss such potential employment or engagement. If, following such discussion, the Company agrees that such employment or engagement would not violate any of his post-employment restrictions, the Company will provide Mr. Smith written confirmation of its decision and Mr. Smith’s employment or engagement will not be deemed a violation of this Agreement; provided, however, that any such waiver or agreement by the Company will only apply to the position discussed with Mr. Smith and will not preclude or prevent the Company from seeking to enforce the terms of this Agreement should Mr. Smith’s duties change or should he subsequently seek employment or engagement with another company.

Mr. Smith agrees and acknowledges that the activity, geographic and temporal scope of the restrictions of this Section VII are reasonable, necessary for the protection of legitimate business interests of the Company and its subsidiaries, and will not prohibit Mr. Smith from being able to obtain meaningful employment during the restricted period.

Mr. Smith agrees to reasonably cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties or Company customers that relate to matters within the knowledge or responsibility of Mr. Smith; provided there is no conflict between Mr. Smith’s legal interests and those of the Company in the reasonable judgment of Mr. Smith or his legal counsel. The Company agrees to reimburse all reasonable expenses incurred by Mr. Smith in connection with such assistance, including reasonable travel, meals, rental car, and hotel expenses, if any; provided such expenses are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

The Company and Mr. Smith agree not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards the other, or any of their affiliates, or the products, services, representatives or employees of any of the foregoing.

Mr. Smith acknowledges that the restrictions contained in this Section VII are reasonable and necessary to protect the business and interests of the Company and its subsidiaries and that any violation of these restrictions will cause substantial and irreparable injury to the Company and its subsidiaries, and as a consequence thereof, Employee agrees that the Company is entitled, in addition to any other remedies, to preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of Section VII, without the posting of any bond or security. Mr. Smith further acknowledges that if he fails to comply with any of the provisions of this Section VII, the time period for the restriction will be extended by one day for each day Mr. Smith is found to have violated it, up to a maximum of twenty four (24) months. In addition, in the event that the Company successfully brings litigation against Mr. Smith for breach of the provisions of this Section VII, the Company shall be entitled, in addition to any other remedies awarded to it, to its reasonable attorneys’ fees incurred in prosecuting the litigation. The Company shall be deemed the prevailing party for all purposes if relief of any kind is granted to it, irrespective of whether some relief requested by it is denied.

VIII. GENERAL PROVISIONS

It is the intention of the parties that the payments to which Mr. Smith is entitled pursuant to this Agreement will not be subject to the additional tax and interest under the Internal Revenue Code Section 409A (“Section 409A”). If Mr. Smith or the Company believes at any time, that such payments are subject to Section 409A, it shall advise the other and the Company and Mr. Smith shall reasonably cooperate in good faith to take such steps as necessary, including amending, (and, as required, consenting to the amendment of) the terms of any plan or program under which the payments are to be made, including this Agreement, to avoid the imposition of a Section 409A tax, in each case, without material diminution in the value of the payments or benefits to Mr. Smith.
The validity of this Agreement shall be construed under Illinois law. This Agreement constitutes the complete and total agreement between the Company and Mr. Smith with respect to issues addressed in this release and supersedes and replaces any and all prior understandings and agreements (written, oral, or implied) regarding all matters addressed herein. However, this Agreement shall not in any way affect, modify, or nullify any agreement Mr. Smith has entered into with the Company which obligates him to protect the Company’s confidential information, refrain from competing with the Company, or soliciting Company employees or customers after his employment ends.
The parties mutually understand and agree that this Agreement does not constitute any admission of fault, responsibility or liability on the part of Mr. Smith or the Company. The parties further agree and acknowledge that this Agreement is based solely upon the unique circumstances involved and has no precedential value whatsoever regarding other past, current or future employees of the Company.

Mr. Smith represents that he is not relying on any other agreements or oral representations not fully expressed in this document. Mr. Smith agrees that this Agreement shall not be modified, altered, or discharged except by a written instrument signed by the Chief Executive Officer of the Company, except as set forth in the last two sentences of this paragraph. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Agreement. Mr. Smith further agrees that this document may be used as evidence in a subsequent proceeding in which the Company or he alleges a breach of this Agreement or as a complete defense to any lawsuit. Other than this exception, Mr. Smith agrees that this Agreement will not be introduced as evidence in any administrative proceeding or in any lawsuit.
Mr. Smith and the Company agree that if any provision of this Agreement is held invalid in any respect by a court of competent jurisdiction, it shall not affect the validity of any other provision of this Agreement. Further, Mr. Smith and the Company agree that if any provision of Section VII of this Agreement is held by a court of competent jurisdiction to be unreasonable as to time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under applicable law.